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                                                                    EXHIBIT 99.1

Thursday November 30, 8:45 am Eastern Time

Press Release

SOURCE: Data Critical Corporation

Data Critical Signs Agreement With Agilent Healthcare Solutions to Integrate Alarm Notification Into Agilent's Patient Monitoring System

BOTHELL, Wash., Nov. 30 /PRNewswire/ -- Data Critical Corporation (Nasdaq: DCCA-news), a leader in wireless communication in healthcare today announced a three-year agreement with Agilent Technologies, Healthcare Solutions Group (NYSE: A - news), to integrate Data Critical's StatView(TM) wireless alarm notification system into the Agilent Information Center, a "decentralized" monitoring network and decision support system for hospitals. Financial details of the agreement were not disclosed.

StatView, a leading wireless alarm notification system, uses wireless technology to allow caregivers to remain directly connected to their patients. Caregivers receive critical patient information within seconds of the system's event notification alarm, allowing the caregiver to determine and administer the appropriate level of care faster. Currently, more than 430 StatView systems have been sold in the U.S. The agreement with Agilent will allow Agilent to include the StatView technology as part of its networking solution for patient monitoring systems, planned for launch in 2001.

"Now that we have reached the threshold where our wireless systems are an acknowledged standard of care, we believe the groundwork has been laid for significant increases in volumes across all of our sales channels," said Jeff Brown, president and CEO of Data Critical. "This integration of market-leading wired and wireless monitoring systems such as Agilent's Information Center is a watershed event in creating state-of-the-art patient monitoring systems."

"Wireless capabilities are becoming an accepted component of patient monitoring systems, with their ability to provide caregivers timely access to critical data," said Tony Ecock, Vice President and General Manager of Agilent Patient Monitoring. "Agilent's Information Center is a revolutionary concept in central monitoring with an ability to provide information anywhere the care team needs it, not just at the nursing station. With integrated alarm notification, we are taking a best-in-class solution even further by offering what we consider to be one of the most comprehensive, flexible and accurate patient monitoring systems available."

About Data Critical Corporation

Data Critical Corporation develops and distributes wireless and Internet systems for communicating critical healthcare data. The company offers StatView(TM), AlarmView(TM) and FlexView(TM), a line of wireless alarm notification products for hospitals. It also provides MobileView(TM) and ECGStat(TM), a line of wireless products for physicians as well as WebChart(TM) and PocketChart(TM). The company
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has ongoing relationships with twenty-five industry leaders including Aether
Systems, Agilent Technologies, CRITIKON, General Electric, LabCorp, Medtronic, Siemens, Tyco and Welch Allyn. Additional information about Data Critical is available at www.datacritical.com.
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About Agilent's Healthcare Solutions Group

Agilent's Healthcare Solutions Group is a worldwide leader in clinical measurement and diagnostic solutions for the healthcare industry. The group has approximately 5,000 employees and had revenues of more than $1.4 billion in its 2000 fiscal year. Recently, Agilent announced that Philips signed an agreement to acquire Agilent's Healthcare Solutions Group for $1.7 billion. That transaction is currently under regulatory review. Additional information about Agilent's Healthcare Solutions Group can be at http://www.agilent.com/healthcare/.
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Except for the historical information presented, the matters discussed in this press release include forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Such risks and uncertainties include those described in Data Critical's periodic filings with the SEC including its 10K, 10Q and registration statement on Form S-1 that was declared effective on November 8, 1999. Copies of Data Critical's public disclosure filings with the SEC are available from its investor relations department.

SOURCE: Data Critical Corporation